Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the JOANN Inc. 2021 Equity Incentive Plan, the JOANN Inc. 2021 Employee Stock Purchase Plan and the Stock Option Plan of Jo-Ann Stores Holdings Inc., dated October 16, 2012 of our report dated December 18, 2020 (except as to the second paragraph of Note 1, as to which the date is February 16, 2021, and except as to the third paragraph of Note 15, as to which the date is March 4, 2021), with respect to the consolidated financial statements of JOANN Inc. (formerly Jo-Ann Stores Holdings Inc.) as of February 1, 2020 and February 2, 2019 and for the years ended February 1, 2020, February 2, 2019 and February 3, 2018, included in its Registration Statement (Amendment No. 2 to Form S-1 No. 333-253121) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

March 17, 2021